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                                                                       EXHIBIT 8





                      FORM OF OPINION OF BROUSE & MCDOWELL
                         REGARDING CERTAIN TAX MATTERS
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                          BROUSE &
                          MCDOWELL

              A LEGAL PROFESSIONAL ASSOCIATION

       500  FIRST  NATIONAL  TOWER   AKRON,  OHIO  44308-1471     AKRON:
         216/535/5711  CLEVELAND: 216/659-4620  FAX: 216/253-8601/8602


                 ____________, 1994     [FORM OF OPINION]


First Bancorporation of Ohio
106 South Main Street
Akron, Ohio 44308

Gentlemen:

   You have requested our opinion with respect to certain federal income tax issues relating to the transactions contemplated by the Agreement of Affiliation and Plan of Merger ("Agreement") made by and between First Bancorporation of Ohio ("FBOH") and Great Northern Financial Corporation ("GNFC") and dated as of September 28, 1993.

   The Agreement provides, in general, that GNFC will be merged with and into FBOH in accordance with the provisions of Section 1701.78 of the Ohio General Corporation Law and that FBOH will be the surviving corporation in the Merger. On the effective date of the Merger, each share of GNFC common stock outstanding will be converted into 3.746 shares of FBOH common stock (subject to adjustment upon the occurrence of certain specified events). Cash will be issued in lieu of fractional shares of FBOH common stock. Dissenters to the Merger will receive cash for their shares in accordance with Ohio General Corporation Law.

   In connection with the proposed transaction, FBOH and GNFC have represented to us that:

    a. The  fair  market  value  of  the  FBOH  stock  and  other
consideration  received   by  each  GNFC   shareholder  will   be
approximately equal to the fair market value of the GNFC stock surrendered in the exchange.

    b. There is no plan or intention by the shareholders of GNFC who own one percent or more of the GNFC stock, and to the best of the knowledge of the management of GNFC, there is no plan or intention on the part of the remaining shareholders of GNFC to sell, exchange or otherwise dispose of a number of shares of FBOH stock received in the transaction that would reduce the GNFC shareholders' ownership of FBOH stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock
of  GNFC  as   of  the  same   date.    For   purposes  of   this
representation, shares of GNFC stock surrendered by dissenters will be treated as outstanding GNFC stock on the date of the transaction. Moreover, shares of GNFC stock and shares of FBOH stock held by GNFC shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.
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First Bancorporation of Ohio
___________, 1994
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    c. FBOH  has no  plan or  intention to  reacquire any  of its stock issued in the transaction.

    d. FBOH has no plan or intention to sell or otherwise dispose of any of the assets of GNFC acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

    e. The  liabilities   of  GNFC   assumed  by  FBOH   and  the
liabilities to which the transferred assets of GNFC are subject were incurred by GNFC in the ordinary course of its business.

    f. Following the transaction, FBOH will continue the historic business of GNFC or use a significant portion of GNFC's historic business assets in a business.

    g. FBOH, GNFC, and the shareholders of GNFC will pay their respective expenses, if any, incurred in connection with the transaction.

    h. There is no intercorporate indebtedness existing between FBOH and GNFC that was issued, acquired, or will be settled at a discount.

    i. No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.

    j. GNFC is not under the jurisdiction of a court in a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State court.

    k. The fair market value of the assets of GNFC transferred to FBOH will equal or exceed the sum of the liabilities, if any, to which the transferred assets are subject.

    l. The payment of cash in lieu of fractional shares of GNFC stock is solely for the purpose of avoiding the expense and inconvenience to FBOH of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the GNFC shareholders instead of issuing fractional shares of FBOH stock will not exceed one percent of the total consideration that will be issued in the transaction to the GNFC shareholders in exchange for their shares of GNFC stock. The fractional share interests of each GNFC shareholder will be aggregated, and no GNFC shareholder will receive cash in an amount greater to or greater than the value of one full share of FBOH stock.
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First Bancorporation of Ohio
___________, 1994
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    m. None    of    the    compensation    received    by    any
shareholder-employee of GNFC will be separate consideration for, or allocable to, any of their shares of GNFC stock; none of the shares of FBOH stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    In rendering our opinion, we have relied upon the accuracy of the foregoing representations. In addition, we have assumed that
(1) the proposed merger of GNFC into FBOH will qualify as a statutory merger under OGCL, and (2) GNFC and FBOH will satisfy all of the terms of the Agreement and the respective covenants and agreements set forth therein. Based upon our review of the Agreement, upon the representations and assumptions set forth herein, and upon the federal tax statutes, court decisions and administrative rulings, procedures and regulations as of the date hereof, it is our opinion that:

    1. The Merger will qualify as a reorganization within the meaning of section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

    2. No gain or loss will be recognized by FBOH on receipt of GNFC's assets in exchange for FBOH's Common Stock, cash and the assumption by FBOH of the liabilities of GNFC as a result of the consummation of the Merger.

    3. No gain or loss will be recognized to GNFC shareholders on the exchange of their GNFC Common Stock solely for FBOH Common Stock (including fractional shares to which they may be entitled) pursuant to the terms of the Merger. The payment of cash to a GNFC shareholder in lieu of a fractional share of FBOH Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then redeemed. The cash payment will be treated as having been received as a distribution in full payment in exchange for the Common Stock redeemed, as provided in Section 302(a) of the Code.

    We  express  no  opinion   on  any  matter  not  specifically
discussed herein.

                                 Very truly yours,

                                 BROUSE & McDOWELL

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